UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 17, 2006

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Cassia Way, Suite A115, Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

(702) 558-5164

Registrant's telephone number, including area code

Item 8.01 Other Information

On August 16, 2006, Emergency Filtration Products, Inc. (the “Company”) filed a complaint in the United States District Court in and for the District of Nevada (2:06-CV-01006), against a former distributor (the “defendant”) who was terminated by the Company for misrepresentation and non-payment.  The complaint alleges that the defendant has engaged in intentional interference with economic relations and defamation by intentionally disseminating defamatory, false and misleading information about the Company and its products via the internet and through phone and mail communications with the Company’s investors, and its distributors and clients. The complaint further alleges that the defendant has breached the terms of the original distribution agreement by publishing false information about the Company’s products and by failing to pay for products ordered from the Company.  The Company is requesting relief, including monetary damages for lost profits, general damages for injury to its reputation, punitive damages, and interest, costs and attorneys’ fees.

The Company intends to prosecute this action with vigor to protect its economic interests and the interests of its shareholders and its customers.  Accurate and complete information about the Company and its products is available on its website (www.emergencyfiltration.com) and in its filings with the Securities and Exchange Commission (www.sec.gov).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: August 17, 2006

Emergency Filtration Products, Inc.

By:  /S/ Douglas K. Beplate

Douglas K. Beplate, President